Exhibit 4.1

WINDTREE THERAPEUTICS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Windtree Therapeutics, Inc. (the “Certificate of Designations”).

In accordance with and pursuant to the Certificate of Designations, and in consideration of Windtree Therapeutics, Inc. (the “Company”) agreeing to reduce the conversion price of the Series C Convertible Preferred Stock pursuant to this Conversion Notice to the Conversion Price specified below, the Company and you agreeing to the mutual Forbearance Terms attached hereto as Exhibit A (the “Forbearance Terms”), and such other good and valuable consideration, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $0.001 par value per share (the “Preferred Shares”), of Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), indicated below into shares of common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below, and the Company agrees to permit such conversion. The Company and you hereby agree to the Forbearance Terms attached.

This Conversion Notice must be signed by you and returned to the Company no later than 5:00 p.m. Eastern Time on January 31, 2025.

Date of Conversion: January ____, 2025

Aggregate number of Preferred Shares to be converted

Aggregate Stated Value of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends and accrued and unpaid Late Charges with respect to such Preferred Shares and such Aggregate Dividends to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:	$0.1608

Number of shares of Common Stock to be issued:

☐ If this Conversion Notice is being delivered with respect to an Alternate Conversion, check here if Holder is electing to use the following Alternate Conversion Price:____________

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

1

DTC Number:

Account Number:

Date: January ____, 2025

Name of Registered Holder: _________________________________________________

By:
Name:
Title:

Tax ID: ______________________________________

E-mail Address: ________________________________________

Acknowledgment

The Company hereby (a) acknowledges this Conversion Notice and agrees to the terms specified therein, including agreeing to the Forbearance Terms, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 2025 from the Company and acknowledged and agreed to by ________________________.

WINDTREE THERAPEUTICS, INC.

By:
Name:
Title:

2

Exhibit A

Forbearance Terms

I.	Defined Terms:

a.	“Company” means Windtree Therapeutics, Inc., a Delaware Corporation.

b.	“Forbearance Date” means April 30, 2025.

c.	“Holder” means the holder of the Company’s Series C Preferred Convertible Preferred Stock.

d.	“Parties” means the Holder and the Company.

e.

“Purchase Agreements” means the Securities Purchase Agreements dated on or about July 18, 2024, and on or about July 26, 2024, as applicable, between the Holder and the Company pursuant to which the Holder purchased the Company’s Series C Preferred Convertible Preferred Stock and Warrants to purchase shares of the Company’s common stock (the “Warrants”).

f.

“Registration Rights Agreement” means the Registration Rights Agreements dated on or about July 18, 2024, and on or about July 26, 2024, as applicable, between the Holder and the Company entered into in connection with the transactions contemplated by the Purchase Agreements.

II.	Forbearance:

a.	The Parties agree that up to and through the Forbearance Date:

i.

The Parties will forbear from exercising or declaring any and all default remedies, for any alleged breach occurring up to and through the Forbearance Date, under the Purchase Agreement, Warrants, the Registration Rights Agreement, and all other transaction documents entered into with respect to the Series C Preferred Stock (collectively, the “Agreements”), including, but not limited to, any remedies that may become due as a result of failure to register a sufficient number of shares pursuant to the Agreements; and

ii.

Except for the obligation to deliver the shares of the Company’s Common Stock pursuant to the notice of conversion of which this Exhibit A is a part and the obligations and terms contained in this Exhibit A, the Company is not obligated under the Agreements to pay fees or meet any other obligations accruing or arising from the date hereof through April 30, 2025; and

iii.	The Parties do not admit that a default or breach exists under any of the Agreements as of the date hereof.

3